As filed with the Securities and Exchange Commission on October 14, 2014

REGISTRATION STATEMENT NO. 333-194098
REGISTRATION STATEMENT NO. 333-192637
REGISTRATION STATEMENT NO. 333-172071
REGISTRATION STATEMENT NO. 333-155087
REGISTRATION STATEMENT NO. 333-137650
REGISTRATION STATEMENT NO. 333-129946
REGISTRATION STATEMENT NO. 333-116966
REGISTRATION STATEMENT NO. 333-66454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194098
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192637
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172071
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155087
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137650
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129946
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116966
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-66454

UNDER THE SECURITIES ACT OF 1933

 MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey		22-2378738
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Measurement Specialties, Inc. 100 Lucas Way Hampton, VA 23666 (757) 766-1500 (t)
(Address of Principal Executive Offices, Including Zip Code)

Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan
Measurement Specialties, Inc. 2013 Equity Incentive Plan
Amended and Restated Measurement Specialties, Inc. 2010 Equity Incentive Plan
Measurement Specialties, Inc. 2008 Equity Incentive Plan
Measurement Specialties, Inc. 2006 Stock Option Plan
Measurement Specialties, Inc. 2006 Employee Stock Purchase Plan
Savings Plan For Employees of Measurement Specialties, Inc.
Measurement Specialties, Inc. 2003 Stock Option Plan
Measurement Specialties, Inc. 1998 Stock Option Plan
(Full title of the plan)

Mark Thomson Chief Financial Officer Measurement Specialties, Inc. 100 Lucas Way Hampton, VA 23666 (757) 766-1500 (t)
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
William H. Aaronson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000 (t)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Measurement Specialties, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-194098, filed with the SEC on February 24, 2014, registering $6,000,000 of unsecured obligations to pay deferred compensation under the Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan;

•
Registration Statement No. 333-192637, filed with the SEC on  December 3, 2013, registering 750,000 shares of common stock of the Registrant, no par value per share (“Common Stock”), under the Measurement Specialties, Inc. 2013 Equity Incentive Plan;

•
Registration Statement No. 333-172071, filed with the SEC on February 4, 2011, registering 1,600,000 shares of Common Stock under the Measurement Specialties, Inc. Amended and Restated 2010 Equity Incentive Plan;

•	Registration Statement No. 333-155087, filed with the SEC on November 5, 2008, registering 1,400,000 shares of Common Stock under the Measurement Specialties, Inc. 2008 Equity Incentive Plan;

•
Registration Statement No. 333-137650, filed with the SEC on September 28, 2006, registering 1,000,000 shares of Common Stock under the Measurement Specialties, Inc. 2006 Stock Option Plan and 250,000 shares of Common Stock under the Measurement Specialties, Inc. 2006 Employee Stock Purchase Plan;

•	Registration Statement No. 333-129946, filed with the SEC on November 23, 2005, registering 1,000,000 shares of Common Stock under the Savings Plan for Employees of Measurement Specialties, Inc.;

•	Registration Statement No. 333-116966, filed with the SEC on June 29, 2004, registering 1,000,000 shares of Common Stock under the Measurement Specialties, Inc. 2003 Stock Option Plan; and

•	Registration Statement No. 333-66454, filed with the SEC on August 1, 2001, registering 1,500,000 shares of Common Stock under the Measurement Specialties, Inc. 1998 Stock Option Plan.

On October 9, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 18, 2014, by and among the Registrant, TE Connectivity Ltd., a Swiss corporation (“TE”), and Wolverine-Mars Acquisition, Inc., a Delaware corporation and a wholly owned indirect subsidiary of TE (“Merger Sub”), the Registrant was acquired by TE through a merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned indirect subsidiary of TE.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements as of the date hereof. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant which had been registered for issuance but which remain unsold at the termination of the offering subject to the Registration Statements, the Registrant hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of Virginia, on this 14th day of October, 2014.

MEASUREMENT SPECIALTIES, INC.
By:	/s/ Mark Thomson
	Name:	Mark Thomson
	Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.